Exhibit 99.4

Recent Developments

Stock Repurchase Program—In February 2008, our Board of Directors approved a stock repurchase program to repurchase, from time to time based on market conditions, up to $1.5 billion of shares of our Class A common stock (“Common Stock”). As of May 22, 2009, we had repurchased a total of 14.1 million shares of Common Stock for an aggregate of $536.9 million, including commissions and fees, pursuant to this program, including the purchase of 59,100 shares during the period April 1, 2009 to May 22, 2009, for an aggregate of $1.7 million, including commissions and fees.

Growth and Expansion—On May 27, 2009, we completed the acquisition of XCEL Telecom Private Ltd. (“XCEL”). At closing, XCEL owned approximately 1,660 towers, which are located in fifteen telecom circles in India and currently average 1.4 tenants per tower. Additionally, XCEL had approximately 70 towers in various stages of development that we plan to complete over the next several months. The total consideration for the acquisition is expected to be approximately $154.0 million, which is subject to certain post closing adjustments, and includes XCEL’s net debt and other liabilities at closing. We used our existing cash and cash equivalents to satisfy the cash requirements at closing.